Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Tellurian Investments Inc. and its subsidiaries as of and for the year ended December 31, 2016 dated March 15, 2017, appearing in Tellurian Inc.’s Current Form 8-K/A dated March 15, 2017.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

September 26, 2017